SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 4, 2004

Date of Report

(Date of earliest event reported)

META Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

0-27280

06-0971675

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

208 Harbor Drive

Stamford, Connecticut 06912-0061

(Address of Principal Executive Offices, with Zip Code)

(203) 973-6700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

                (a)           META Group, Inc. entered into the Amendment No. 1 to Amended and Restated Credit Agreement with the Bank of New York, dated as of November 4, 2004 (the “Extension”).  The Extension modifies the Amended and Restated Credit Agreement entered into among META Group, Inc. and the Bank of New York dated as of March 12, 2003 (the “Credit Facility”) by extending the maturity date from November 4, 2004 to April 4, 2005.  All other material terms of the Credit Facility remain the same.  The Credit Facility is a $6 million revolving line, with interest on any outstanding borrowings payable at the rate of LIBOR, as determined by the bank, plus 1.5%, or the higher of the Prime Rate or the Federal Funds Rate plus 0.5%.  The Credit Facility is fully collateralized by a $6 million cash deposit reflected as restricted cash as of September 30, 2004.  The Credit Facility contains no financial covenants.  As of November 4, 2004, there was $1,533,281 used under the Credit Facility in the form of standby letters of credit issued on behalf of one of the Company’s independent sales representative organizations and as collateral for a portion of the Company’s U.S. premises and equipment leases.  As of November 4, 2004 the total borrowings outstanding were $2,050,000.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

                (a)           META Group entered into the Extension to its Credit Facility with the Bank of New York.  Additional detail on the terms of the Extension and the Credit Facility are contained in Item 1.01 above.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META Group, Inc.

Date: November 10, 2004	By:	/s/ John W. Riley
John W. Riley
Vice President and Chief Financial Officer